Nobilis Meets 2015 Guidance, Earns $229.2 Million in Revenue, $42.1 Million in Adjusted EBITDA

Nobilis Health Corp. (Houston, Texas) (NYSE MKT: HLTH; TSX: NHC) (“Nobilis” or the “Company”) today announced its financial results for the fourth quarter and year-ended ended December 31, 2015. The Company’s results for the fourth quarter and full year of 2015 included:

  $42.1 million in Adj. EBITDA for the full year 2015, an increase $31.0 million over the full year of 2014
  $50.8 million net income attributable to Nobilis shareholders for the full year 2015, an increase of $47.9 million over the full year 2014; this net income figure considers a $25.0 million income tax benefit.
  $229.2 million in total revenues for the full year 2015, an increase of $145.2 million over the full year of 2014

All dollar amounts are in United States currency unless otherwise stated; percentage calculations are based on the numbers in the financial statements and may not correspond to rounded figures presented in this release. See below for a reconciliation of all GAAP and non-GAAP financial results.

Detailed information relating to the twelve months ended December 31, 2015 is available in our Management's Discussion and Analysis (MD&A) and Consolidated Financial Statements, which can be accessed on our web site www.NobilisHealth.com, www.SEC.gov, and www.Sedar.com. This information is not intended to provide a comprehensive comparison of financial results.

“Our financial results speak for themselves,” said Harry Fleming, CEO of Nobilis. “2015 proved the viability and scalability of our marketing program and demonstrated our ability to profitably operate a multiple number of facilities. Moving into 2016, we expect continued growth across all of our brands and markets and look forward to rolling out new programs targeting additional patient sources.”

Fourth Quarter 2015 Results

Net revenue for fourth quarter of 2015 rose 127.3% to $90.0 million, from $39.6 million in the fourth quarter 2014. Net income for the fourth quarter of 2015 was $44.8 million, representing a $43.6 million increase from the fourth quarter of 2014.

Full Year 2015 Results

Total revenue for the full year of 2015 was $229.2 million, representing an increase of 172.8% from $84.0 million in the full year 2014. Overall revenue growth was attributable to a 104% increase in case volume as compared to the prior corresponding period, as well as a more favorable specialty mix.

Net income for the full year of 2015 was $50.8 million, representing a $47.9 million increase from $2.9 million for the full year of 2014. This net income figure considers a $25.0 million income tax benefit. Adj. EBITDA for the full year of 2015 increased to $42.1 million from $11.1 million in the prior corresponding period, increasing 280.1% . Adjusted EBITDA for the full year 2015 includes $1.6 million of interest, ($23.2) million of net tax benefit, $4.7 million of depreciation, $13.1 million of non-cash compensation, $2.4 million of deal costs, $1.6 million of non-recurring expenses and ($9.0) million due to the change in fair value of warrants and options.

Liquidity

Cash at December 31, 2015 and December 31, 2014 were $15.7 million and $7.6 million, respectively. Net cash provided by operating activities for 2015 was $6.7 million compared to $4.0 million in 2014, resulting in an increase in operating cash flows, net of noncontrolling interests, of approximately $2.7 million. The cash impact from the aforementioned operating results will largely be seen during the first quarter of 2016.

As of December 31, 2015, the Company had consolidated net working capital of $63.7 million compared to $22.4 million in the corresponding period of 2014. The increase is primarily due to an increase in accounts receivable of $52.1 million.

Guidance

The Company is reiterating its original 2016 guidance of $320 million of revenue and $65 million of Adj. EBITDA. We expect to achieve organic growth on revenue and Adjusted EBITDA of 20% and 21%, respectively, from 2015. Based on our organic growth targets, we expect that acquisitions will account for approximately $45 million in additional revenue and $14 million in additional Adjusted EBITDA.

Conference Call Information

Nobilis will host a conference call on Wednesday, March 16, 2016 at 8 a.m. CST to discuss its financial results for the fourth quarter and year-ended December 31, 2015. To participate in the conference call, please dial (855) 789-8159 in the US and Canada, and (631) 485-4889 internationally. Please enter passcode 72394528. There will be a livestream of the conference call available at: http://edge.media-server.com/m/p/72niv832.

Safe Harbor

This press release contain certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to the risk that we may face challenges managing our new Marketing Segment and may not realize anticipated benefits; our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are cancelled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.

We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to an mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 15, 2016, as updated by other filings with the Securities and Exchange Commission.

About Nobilis Health Corp.

Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company which currently owns or manages four surgical hospitals and five ASCs, partners with an additional thirty-three facilities throughout the country, and markets six independent brands. Deploying a unique patient acquisition strategy driven by direct-to-consumer marketing, Nobilis is focused on a specified set of procedures that are performed at our centers by local physicians.

NOBILIS HEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2015	December 31, 2014
Assets
Current Assets:
Cash	$15,666	$7,568
Trade accounts receivable, net	92,569	40,461
Medical supplies	4,493	1,412
Prepaid expenses and other current assets	2,789	3,554
Total current assets	115,517	52,995
Property and equipment, net	35,303	9,087
Intangible assets, net	19,619	19,888
Goodwill	44,833	21,589
Deferred tax asset	25,035	-
Other long-term assets	1,720	1,773
Total Assets	$242,027	$105,332
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$23,381	$10,528
Accrued expenses	16,648	8,558
Lines of credit	-	5,420
Subordinated notes payable	-	635
Current portion of warrant and stock option derivative liabilities	332	300
Current portion of long-term debt	1,243	3,437
Current portion of capital leases	5,193	257
Other current liabilities	5,025	1,508
Total current liabilities	51,822	30,643
Long-term capital leases, net of current portion	13,654	573
Lines of credit	3,000	-
Long-term debt, net of current portion	21,469	10,582
Warrant and stock option derivative liabilities, net of current portion	2,619	6,357
Other long-term liabilities	3,386	508
Total liabilities	95,950	48,663
Commitments and Contingencies (Note 25)
Contingently redeemable noncontrolling interest	12,225	12,867
Shareholders' Equity:
Common stock (no par value; authorized unlimited shares, 73,675,979 and 59,418,227 shares issued and outstanding, respectively)	-	-
Additional paid in capital	211,827	176,356
Accumulated deficit	(85,491)	(136,687)
Total shareholders’ equity attributable to Nobilis Health Corp.	126,336	39,669
Noncontrolling interests	7,516	4,133
Total shareholders' equity	133,852	43,802
Total Liabilities and Shareholders' Equity	$242,027	$105,332

NOBILIS HEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Year ended December 31,
	2015	2014

Revenues:
Patient and net professional fees	$209,446	$80,917
Contracted marketing revenues	13,106	2,171
Factoring revenues	6,664	941
Total revenue	229,216	84,029
Operating expenses:
Salaries and benefits	40,845	11,933
Drugs and supplies	37,365	11,295
General and administrative	79,422	31,792
Bad debt expense	3,557	-
Depreciation and amortization	4,531	1,503
Facility operating expenses	165,720	56,523
Corporate costs:
Salaries and benefits	6,597	2,386
General and administrative	22,648	4,449
Legal expenses	2,445	66
Depreciation	156	114
Total corporate costs	31,846	7,015
Income from operations	31,650	20,491
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(8,985)	3,721
Interest expense	1,597	288
Bargain purchase gain	(1,733)	-
Other expense, net	34	32
Total other (income) expense	(9,087)	4,041
Income before income taxes and noncontrolling interests	40,737	16,450
Income tax expense	1,839	480
Income tax benefit	(25,035)	-
Net income	63,933	15,970
Net income attributable to noncontrolling interests	13,093	13,077
Net income attributable to Nobilis Health Corp.	$50,840	$2,893
Net income per basic common share	$0.76	$0.06
Net income per fully diluted common share	$0.68	$0.06
Weighted average shares outstanding (basic)	67,015,387	46,517,815
Weighted average shares outstanding (fully diluted)	75,232,783	47,720,569

NOBILIS HEALTH CORP. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Year ended December 31,
	2015	2014
Net (loss) income attributable to Nobilis Health Corp.	$50,840	$2,893
Interest	1,597	288
Tax Expense	1,839	480
Tax Benefit	(25,035)	-
Depreciation	4,687	1,617
EBITDA	$33,928	$5,278
Adjustments:
Non-cash compensation	13,125	1,875
Deal Costs	2,451	204
Change in fair value of warrants & options	(8,985)	3,721
Non-Recurring Expenses	1,583
Total Adjustments	8,174	5,800
Adjusted EBITDA	42,103	11,078

1 Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation expenses, acquisition expenses, change in fair value of warrant and stock option liabilities, and one-time non-recurring expenses. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net income attributable to Nobilis Health Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to adjusted EBITDA as defined.

Contact Information:
Kenny Klein
Chief Financial Officer
Tel: (713) 355-8614